EXHIBIT  99.2



                               SEMCO ENERGY, INC.
                    PRO FORMA  COMBINED  STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1999


INTRODUCTION

     On November 1, 1999, SEMCO Energy, Inc. ("SEMCO Energy") closed on the acquisition (the "Acquisition") of the assets and certain liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company (together known as "ENSTAR"). The Acquisition was accounted for using the purchase method of accounting. SEMCO Energy acquired ENSTAR from Ocean Energy, Inc.

     The following Pro Forma Combined Statement of Income (the "Pro Forma Statement of Income") of SEMCO Energy for the year ended December 31, 1999 illustrates the effects of: (1) the elimination of activities between ENSTAR and Ocean Energy, Inc. or its predecessor, Seagull Energy, (together referred to herein as "Ocean Energy") that occurred prior to the closing of the acquisition by SEMCO Energy; (2) the adjustments resulting from the acquisition by SEMCO Energy including increases in depreciation and amortization expense due primarily to the amortization of the goodwill associated with the acquisition; and (3) the assumed public issuance of $170 million of debentures, $35 million of trust preferred securities and 7.1 million shares of common stock of SEMCO Energy producing net proceeds of approximately $85 million (the "Financing Transactions"). The Financing Transactions represent SEMCO Energy's current expectations regarding permanent financing for the Acquisition. The net proceeds from the Financing Transactions will be used to retire a $290 million bridge loan facility of SEMCO Energy which was used initially to finance the Acquisition. The Pro Forma Combined Statement of Income has been prepared as if such transactions occurred as of January 1, 1999. The pro forma adjustments do not reflect any potential cost savings or operating synergies that may be realized following the Acquisition.

     The Pro Forma Statement of Income reflects SEMCO Energy acquiring from Ocean Energy all of the outstanding stock of Alaska Pipeline Company and all the assets and certain liabilities of ENSTAR Natural Gas Company (a division of Ocean Energy) for $231.5 million in cash, with adjustments for working capital. As part of the Acquisition, SEMCO Energy also agreed to acquire from Ocean Energy all of ENSTAR's outstanding debt held by Ocean Energy for $58.7 million, plus the accrued interest thereon.

     The significant adjustments required to develop the Pro Forma Statement of Income included: (1) the elimination of management fees charged by Ocean Energy;
(2) increases in depreciation and amortization expense due to the amortization, over a 40 year life, of the goodwill associated with the acquisition; (3) increases in interest expense as a result of the assumed issuance of debt offset partially by the elimination of interest expense on ENSTAR's outstanding debt that was acquired by SEMCO Energy as part of the Acquisition; and (4) increases in dividends on preferred securities of subsidiaries as a result of the assumed issuance of trust preferred securities.

     The Pro Forma Statement of Income may not be indicative of what actual results would have been, nor do they purport to represent the combined financial results of SEMCO Energy and ENSTAR for future periods. The actual results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors including, but not limited to, access to additional information, changes in the amounts, terms and timing of the proposed financing and changes in operating results.

SEMCO  ENERGY,  INC.  PRO  FORMA  COMBINED  STATEMENT  OF  INCOME  (CONT.)



     The Pro Forma Statement of Income should be read in conjunction with the historical financial statements of both SEMCO Energy and ENSTAR and the Notes to the Pro Forma Statement of Income included herein.


FORWARD-LOOKING  STATEMENTS

     The Introduction to the Pro Forma Statement of Income and the Pro Forma Statement of Income and Notes thereto contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where the Company does business; (iii) the capital intensive nature of the Company's business; (iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) the Company's ability to bid on and win construction, engineering and quality assurance contracts; (viii) the impact of energy prices on the amount of projects and business available to the engineering business; (ix) the nature, availability and projected profitability of potential investments available to the Company; (x) the Company's ability to operate and integrate acquired businesses in accordance with its plans and (xi) the Company's ability to accomplish its financing objectives in a timely and cost-effective manner, including its ability to accomplish the Financing Transactions, in light of changing conditions in the capital markets.

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
                    Report of Independent Public Accountants
                    ----------------------------------------


To  SEMCO  Energy,  Inc.:

We have examined the pro forma adjustments reflecting the transactions described in the Notes to the Pro Forma Combined Statement of Income (the "Notes") and the application of those adjustments to the historical amounts in the accompanying Pro Forma Combined Statement of Income for the year ended December 31, 1999. The historical financial statements are derived from the historical consolidated financial statements of SEMCO Energy, Inc., which were audited by us, and of ENSTAR Natural Gas Company, which were audited by other accountants. Such pro forma adjustments are based upon management's assumptions described in the Notes. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

The objective of the Pro Forma Combined Statement of Income is to show what the significant effects on the historical financial information might have been had the transactions described in the Notes occurred at an earlier date. However, the Pro Forma Combined Statement of Income is not necessarily indicative of the results of operations that would have been attained had the above-mentioned transactions actually occurred earlier.

In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the Notes, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the Pro Forma Combined Statement of Income for the year ended December 31, 1999.



Arthur  Andersen  LLP

Detroit,  Michigan,
March  15,  2000




SEMCO ENERGY, INC.
PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1999



                                                                ENSTAR         Pro Forma                  SEMCO
                                               SEMCO         (Ten months      Acquisition               Pro Forma
                                            (Year ended         ended        and Financing             (Year ended
                                          Dec. 31, 1999)   Oct. 31, 1999)     Adjustments     Notes   Dec. 31, 1999)
                                          ---------------  ---------------  ---------------  -------  --------------
                                                           (in thousands, except per share amounts)
OPERATING REVENUES . . . . . . . . . . .  $      384,763   $       76,942   $            -            $      461,705

OPERATING EXPENSES
  Cost of gas sold . . . . . . . . . . .  $      117,789   $       33,115   $            -            $      150,904
  Cost of gas marketed . . . . . . . . .          95,632                -                -                    95,632
  Operations and maintenance . . . . . .         100,822           17,480           (1,604)    A             116,698
  Depreciation and amortization. . . . .          20,006            9,154            1,200     B              30,360
  Property and other taxes . . . . . . .           8,624                -                -                     8,624
                                          --------------   --------------   --------------            --------------
                                          $      342,873   $       59,749   $         (404)           $      402,218

OPERATING INCOME . . . . . . . . . . . .  $       41,890   $       17,193   $          404            $       59,487

OTHER INCOME (DEDUCTIONS)
  Business divestitures. . . . . . . . .  $        1,122   $            -   $            -            $        1,122
  Interest expense . . . . . . . . . . .         (20,575)          (5,100)          (5,472)    C             (31,147)
  Dividends on preferred securities
     of subsidiaries . . . . . . . . . .               -                -           (3,325)    D              (3,325)
  Other. . . . . . . . . . . . . . . . .           2,234              358                -                     2,592
                                          --------------   --------------   --------------            --------------
                                          $      (17,219)  $       (4,742)  $       (8,797)           $      (30,758)

INCOME BEFORE INCOME TAXES . . . . . . .  $       24,671   $       12,451   $       (8,393)           $       28,729

INCOME TAXES . . . . . . . . . . . . . .           7,012            6,211           (4,201)    E               9,022
                                          --------------   --------------   --------------            --------------

NET INCOME . . . . . . . . . . . . . . .  $       17,659   $        6,240   $       (4,192)           $       19,707
                                          ==============   ==============   ==============            ==============

EARNINGS PER SHARE - BASIC
  AND DILUTED. . . . . . . . . . . . . .  $         1.00                                              $         0.80
                                          ==============                                              ==============
AVERAGE COMMON SHARES
  OUTSTANDING. . . . . . . . . . . . . .          17,697                             7,084     F              24,781
                                          ==============                    ==============            ==============

                                   See the accompanying Notes to the Pro Forma Combined Statement of Income

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



                               SEMCO ENERGY, INC.
                 NOTES TO PRO FORMA COMBINED STATEMENT OF INCOME
                           YEAR ENDED DECEMBER 31, 1999



(A) To reflect the elimination of management fees paid to Ocean Energy. On a combined basis, SEMCO Energy and ENSTAR will not incur these fees.

(B) To reflect amortization expense associated with the goodwill recognized in the Acquisition in excess of goodwill amortization expense already recorded in ENSTAR's results. The goodwill is being amortized over a 40 year period. This adjustment also reflects depreciation expense on the fair value of property, plant, and equipment in accordance with the depreciation rates authorized by the Regulatory Commission of Alaska.

(C) To reflect the increase in interest expense and minority interest relating to the assumed issuance of $170 million of debentures offset partially by the elimination of interest expense on the outstanding debt of ENSTAR which was acquired by SEMCO Energy as part of the Acquisition. This adjustment does not include non-recurring financing fees of $2.3 million ($1.4 million after-tax) incurred by SEMCO Energy pursuant to the unsecured bridge loan incurred to finance the acquisition of ENSTAR.

(D) To reflect the increase in dividends on preferred securities of subsidiaries as a result of the assumed issuance of $35 million of trust preferred securities.

(E) To reflect the income tax expense effects of pro forma adjustments (A) through (D) at an estimated rate of 41% plus an additional tax benefit due to SEMCO Energy's ability to deduct the goodwill amortization for tax purposes. ENSTAR's results for the ten months ended October 31, 1999 include goodwill amortization with no corresponding tax benefit because Ocean Energy was not allowed to deduct such goodwill for tax purposes.

(F) To reflect the assumed issuance of approximately 7.1 million shares of common stock of SEMCO Energy. Such issuance is expected to produce net proceeds of approximately $85 million.

Other  disclosure  information:
------------------------------
     The pro forma adjustments do not reflect any potential cost savings or operating synergies that may be realized following the Acquisition.

     The Pro Forma Combined Statement of Income has been prepared as if the acquisition of ENSTAR occurred as of January 1, 1999 and the Financing Transactions, not the bridge loan, were in place as of the same date. The Acquisition was actually financed with a $290 million unsecured bridge loan bearing an interest rate that can range from 100 to 150 basis points above the London Interbank Offered Rate (LIBOR). The bridge loan matures on October 30, 2000. Payments of $56,000,000 will be required not later than the six and nine month anniversaries of the funding date (November 1, 1999).

                                    - 5 -